Enterprise Financial
Second Quarter Earnings Call
Tuesday, July 25, 2017, 3:30 PM ET
Jim Lally, President, Enterprise Financial Services
Scott Goodman, President, Enterprise Bank & Trust
Keene Turner, EVP & CFO

Operator:
Good day and welcome to the Enterprise Financial Services Corp second quarter earnings call. Today’s conference is being recorded. I’d now like to turn the conference over to Jim Lally, President and CEO.

Please go ahead, sir.

Jim Lally:
Thank you very much and welcome to our second quarter call. We appreciate all of you taking time to listen in. Joining me this afternoon is Scott Goodman, President of our bank and Keene Turner, our company’s Chief Financial Officer.

Before we begin, I would like to remind everybody on the call that a copy of the release and accompanying presentation can be found on our website. The presentation and earnings release were furnished on SEC Form 8-K earlier today. Please refer to slide 2 of the presentation titled Forward-Looking Statements and our most recent 10-K and 10-Q for reasons why actual results may vary from any forward-looking statements that we make today.
Please turn to slide 3. On a reported basis, diluted earnings per share of $0.50 represented a very strong quarter for our company when adjusted for the conversion of JCB. From just about every perspective, this integration was near flawless and demonstrates the considerable depth of talent that we have in our organization. We are pleased with the associate engagement and performance thus far and we are increasingly excited about the future of our combined companies.
Welcoming more than 35,000 clients into our Enterprise Bank & Trust family is no small feat. By all accounts, our team and key partners exhibited superior execution and attention to detail during this process. Nonetheless, our continued focus remains sustaining core growth trends in all of our markets. Our growth in Kansas City, Arizona and specialty lending contributed to C&I growth in the quarter and our pipelines are poised to deliver a strong 2017. However, a slow first half and a higher provision in the quarter has not dampened our financial performance which delivered strong returns in the quarter and year-to-date.
Our financial scorecard is on slide 4. As shown here, the improved core EPS of 14 percent over 2016 is a direct result of our ability to continue to drive core results and further leverage our strengths through M&A with the JCB acquisition.
Additionally, I believe our core net interest margin performance speaks for itself, 24 basis points of expansion, compared to the prior year is a validation of our business model, our lending preferences in C&I and the reason we bank high-quality relationships that contribute funding and demand deposits. Additionally, the credit profile of June 30 is also reflective of our preference for character and relationship lending as non-performing loans levels declined 10 basis points from a year ago.
We have consistently highlighted deposit funding as a primary objective though this is never complete. The growth and resiliency of the funding we have added over the last 12 months

Kemasson Transcription & Data         1         blano@kemasson.com 302.521.7954

has meaningfully contributed to our financial success. In addition to the acquisition of JCB, we were able to grow our core deposits by $120 million over the last 12 months. Combined, this represents nearly a 30 percent increase year-over-year.
I would now like to hand it over to Scott Goodman, President of our bank, who will provide more detail on our loan and deposit growth and give you a flavor of what we are seeing in our markets. Scott?

Scott Goodman:
Thank you Jim. In characterizing our loan activity for the quarter, we were focused on a few primary objectives. One, successfully integrate and protect the newly acquired JCB relationships. Two, remain strategic and disciplined in the face of elevated competitive pressures when evaluating new and existing loan requests. Three, continue to develop a pipeline of opportunities consistent with these objectives and our growth trajectory. In aggregate, while loan balances were essentially flat for the quarter, as shown on slide 5, we do feel very good about our execution of these key priorities.

Addressing our first priority, we have fully integrated the JCB branch, business banking and commercial associates into our sales channels. Not surprisingly, pressure from local competitors for the JCB client base have ramped up significantly since our announcement. However, our marketing and sales teams have been extremely focused on a well-designed program with communication and client retention activities which have enabled us to maintain steady loan and deposit balances from the JCB portfolio to date.
Moving to slide 6, C&I loans were up slightly for the quarter and our trailing four-quarter growth rate remained solid at 17 percent. There were contributions from all specialty lines, as well as general C&I and CRE, as outlined on slide 7.
Following a very strong first quarter in Enterprise Value Lending, origination activity was lower in Q2, as sponsors digested some of these new platform companies. We also saw a higher number of portfolio company sales this quarter, which is a normal but somewhat lumpy part of this business. Overall, we continue to expand our base of sponsored relationships in new and existing markets. More of our sponsor partners are currently active in raising new funds, as well, which will provide ongoing senior debt opportunities for us.
Life insurance premium finance grew modestly in the quarter, with expected growth coming from premium fundings on existing client policies. New originations were lighter in Q2 and we are seeing aggressive pricing competition in the niche coming out of a few larger banks. These banks tend to be in and out of the market sporadically and we expect they will act similarly again this time as well.
We continue to experience the solid pipeline of new deal flow coming from our existing referral partners and are using these opportunities to reinforce our value-added model of consistency, reliability and execution with these advisors.
The decline in the residential portfolio on slide 7 reflects a slight but intentional shift in some of the JCB residential lending from a portfolio strategy to a more diverse secondary market product set. The change in consumer and other category was related to some JCB loan cleanup, as well as refinancing of a large revenue bond.
Slide 8 breaks out the regional portfolios. As I mentioned earlier, much of the
St. Louis team has been focused on the JCB integration and level loan balances for the quarter reflect this priority. Loans were flat in KC for the quarter, as well, but are up year-to-date and have grown 10.5 percent year-over-year.

Kemasson Transcription & Data         2         blano@kemasson.com 302.521.7954

Real estate development and investment activity in Kansas City has increased as economic growth has spurred activity in the urban core and industrial markets. We closed on a number of new projects which we’ll more fully fund over the coming periods. However, there were also several larger payoffs in the quarter due to the sale of properties and secondary market refinancings.
We did successfully recruit one new senior VP who’s been the C&I market leader for a large competitor. He complements several other experienced talent additions from larger competitors to our KC team from earlier in the year. Given the economic momentum building in the metro Kansas City area, our expanded and experienced pool of talent and a solid base of over $600 million, I’m very enthusiastic about the KC team and our opportunities for growth in that market.
Arizona had a solid quarter with growth of $15 million or 25 percent annualized. The growth came from a balanced mix of new C&I clients along with several new commercial real estate opportunities from existing investor relationships. The Phoenix market also continues to experience solid economic growth in the commercial real estate business and consumer services and light manufacturing sectors and our expanded team is well-positioned to leverage this momentum.
From a competitive standpoint, the marketplace seems as intense as I can remember. In general, C&I businesses are not expanding or investing aggressively, taking a more defensive approach relative to the political and economic climate.
Several regular competitors have been very aggressive early in the year with longer term fixed rate offerings, particularly around CRE. This is in addition to the aforementioned targeted JCB and life insurance premium finance competition. We have been disciplined but opportunistic in our approach to address this. Generally, we have not used price to compete for or retain transactional business. This has cost us some short-term volume but will protect our credibility and reinforce our value proposition in the market, overall.
Alternatively, we have been aggressive to retain or attract new, high-quality relationships. The result has been consistent to slightly upward trending net interest margin and a solid pipeline of new opportunities across all markets which should keep us on pace relative to historical growth trends through the rest of 2017.
Deposits, shown on slide 9, are up $890 million or 29 percent from the comparative quarter last year due to the JCB acquisition, as well as continued organic growth. Timing issues relating to movement from a couple large depositors was primarily responsible for the slight decline in balances in the quarter. These are ongoing relationships that are in and out of short-term interest bearing accounts on a regular basis. Mix remains solid with DDA representing 26 percent total balances.
As has been the case for some time now, we’re focused on executing strategies designed specifically to improve both cost and levels of overall core funding. Our largest new account increases in the first half of the year are attributable to proposals designed to attract new commercial relationships from competitors utilizing our specialized lending strategies. We added new balances from existing clients using a relationship-based pricing approach and a focused industry niche calling effort.
At this point, I’ll hand it off to our CFO, Keene Turner, for his comments.

Keene Turner:
Thanks, Scott. Second quarter results were seasonally strong and reflective of our enhanced earnings power in addition to the quality of our balance sheet. Slide 10 reconciles $0.50 of reported earnings per share to $0.56 of core earnings per share. Overall, we had a solid

Kemasson Transcription & Data         3         blano@kemasson.com 302.521.7954

quarter and results were slightly positive to where we expected to be, both on a reported and core basis. We had $0.12 per share of merger charges, which were mitigated slightly by a strong contribution from non-core acquired assets of $0.07 per share.
Core net interest income and margin expanded nicely, weathered the credit blip, still delivering a strong, core return on average assets of 1.06 percent and we achieved some modest gains in core efficiency and operating leverage.
Slide 11 depicts those changes in our core earnings per share from the linked quarter. As noted, the higher provision for loan losses was $0.05 per share. The income tax difference of $0.04 per share was a linked quarter headwind, with Q1 having stronger benefit from the new accounting standards. Noninterest expense increased $0.03 per share, but we experienced $0.09 per share revenue expansion split between $0.01 of noninterest income and $0.08 of net interest income in the linked quarter, which I’ll walk through on slide 12.
Core net interest income increased to $43 million for the second quarter, compared to the linked first quarter that the $5.4 million increase of which the full quarter impact of the JCB acquisition was approximately $4.5 million. Of that amount, $0.2 million was from purchase accounting finalization, which will not reoccur in future quarters.
I don’t want the dollar volume of growth from the acquisition to overshadow the strength of the performance of the balance sheet of which we were optimistic and performed even better than we anticipated.
First, the interest rate increase in March positively impacted our portfolio loan yields by 18 basis points sequentially. That did have a couple basis points from the purchase accounting finalization that I referenced. Additionally, within the loan portfolio, there was a subset of JCB loans totaling approximately $50 million that we evaluated as being higher risk and were adjusted to have a higher average yield of approximately 7.5 percent. That’s also helping the core net interest margin sequentially but only modestly. Both of those helped to lever. The portfolio loan yield expanded materially with and without JCB impact similar to the first quarter trends.
Additionally, deposit and funding costs were well contained in relation to asset yields, increasing only 2 and 4 basis points respectively. With all that said, core net interest margin increased another 13 basis point in the linked quarter to 3.76 percent for Q2.
For the second quarter in a row, the balance sheet performed exceptionally from the impact of recent interest rate increases. Going forward and despite the impact of purchase accounting that I referenced, we expect core net interest margin to be stable to slightly positive and we remain focused on growing core net interest income dollars.
That’s also in the context of closing the gap on our 2017, 10 percent portfolio loan growth target. The first half was softer than we’d like to see, but it’s not an unusual start for the first half of the year for Enterprise. As you heard from Scott, we think we’ve weathered the competitive storm in St. Louis with our KC, Arizona and other verticals and we think we’re poised for both growth in balances and net interest income dollars in the second half of 2017.
From a timing perspective, the interest rate environment was well-timed to aid growth of high-quality earnings and core net interest income. The positioning and strength of the balance sheet drove core net interest income and margin expansion with 32 basis points improvement versus the fourth quarter of last year. We’re both excited and optimistic about our ability to grow from a strong, well-managed balance sheet for the remainder of 2017 and beyond.

Kemasson Transcription & Data         4         blano@kemasson.com 302.521.7954

That said, on slide 13 credit trends were mixed in the quarter. We did a large charge-off of nearly $6 million on the C&I credit we’ve been talking about for the last year. We had heavily reserved that loan in prior quarters, so we charged it off and even added to that reserve during the second quarter. Thus it drove provision for portfolio loans to $3.6 million, but at the same time non-performing loans, assets decreased and coverages all remain strong.
However, the 64 basis points of annualized net charge offs, despite the elevated provision, did result in a decrease in the allowance to portfolio loans to 0.96 percent, which is still in line with peers. The remaining asset quality statistics are superior and pro forma for the credit mark on JCB’s loan portfolio, the Allowance to portfolio loans was still 1.51 percent.
Our posture is to continue to provide the credit losses that may be inherent in the portfolio. We proved that some of those losses do exist. However, stepping back, we still had a nice core earnings quarter and strong returns while weathering a nearly $4 million provision.
In slide 14, noninterest income for the quarter totaled $7.9 million. Our underlying fee businesses performed well, including growth from varied sources, Treasury management, swaps, cards and wealth, in addition to the full quarter impact from JCB adding $0.8 million.
We’re quite pleased with the balance growth, the impact of the acquisition driving growth in noninterest income and overcoming seasonally light tax credit revenues for both brokerage and the CDE.
I’ll wrap up my comments with operating expenses on slide 15. These expenses already exclude merger charges of $4.5 million for the quarter and $0.4 million of facilities related disposal that we also exclude from our operating expenses.
At $27.8 million for the second quarter we’re just inside the $28 million that we projected, as this is essentially a full quarter of both EFSC and JCB expenses. It’s worth noting on the slide that other expenses increased $1.9 million and is a broad-based increase in the number of categories. Most notably, the following categories each increased approximately $0.3 million compared to the prior quarter. Core deposit intangible amortization, professional fees, loan legal and seasonal client development expenses. Going forward, core deposit intangible amortization is estimated to be approximately $0.7 million per quarter.
Beginning in the third and by the fourth quarter this year we look to realize the quarterly cost savings from JCB of approximately $2 million. Those savings will likely be offset by some modest underlying expense growth as we continue to invest in our business. This is not entirely predictable and has varied over time but our best estimate is a couple hundred thousand dollars per quarter, on average.
As we indicated, we expect this is our highest quarter both reported and operating expenses for 2017. Nonetheless, strong revenue performance drove a sequential 150 basis point improvement in our efficiency ratio to 54.5 percent for the second quarter. This trend was not entirely expected, but is a favorable beginning which we expect will be accelerated by JCB cost savings, as well as our outlook for net interest and noninterest income growth for the remainder of the year. Thus, we look to achieve a superior level of efficiency as we close 2017 and move into next year.
On slide 16, we illustrate the quarterly EPS results over a longer timeframe. We don’t just show this slide when it’s positive. We did have a sequential decline from the first quarter of $0.03 per share but we’re optimistic the isolated credit costs are behind us for the next several quarters and we can continue to deliver overall superior results and improvement as we gain efficiency and continue to deliver revenue growth.

Kemasson Transcription & Data         5         blano@kemasson.com 302.521.7954

Our return on average assets was 1.11 percent for the first half of 2017 and our return on tangible common equity was 13.2 percent. We demonstrated an ability to make steady progress over an extended period of time and grow the core earnings power of our company. We are intently focused on driving profitable growth and our achievement of the results will continue to expand both earnings and value for shareholders. Both of those are in the context of ensuring that we further position EFSC for the future and the long-term. The fundamental results and indications are strong, the acquisition has been extremely well executed and we are excited for the future.
Thank you for your interest in our company and for joining us today. At this time, we’ll open the line for questions.

Operator:
Thank you. If you would like to ask a question, please signal by pressing star 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star 1 if you have questions and we will take our first question from Jeff Rulis with D.A. Davidson.

Jeff Rulis:
Thanks. Good afternoon. Is it possible to back out any runoff that you had in the JCB portfolios, both loan and deposit in the quarter? Is there a way to break that out, I guess, legacy business and JCB?

Scott Goodman:	Yes, I alluded to it, but I think you could assume both the deposits and loan balances are level with the first quarter.

Jeff Rulis:	Okay, so the deposits were largely the legacy - tough to - it’s a combined company, but I guess, it was really on the Enterprise legacy platform, if you will.

Scott Goodman:
Right. I mean, we’ve blended all those teams together so we’re really looking at it as one sales team and one sales force. But I think just if you’re looking at retention at this point, we will retain both the deposit and the loan book.

Jeff Rulis:	And as you said on the deposits - sorry, go ahead.

Scott Goodman:	Both deposit and loans.

Jeff Rulis:	Got it. Okay. So the deposit side you said largely timing based end-of-period stuff going on?

Scott Goodman:
Yes, the quarter movement was really a couple of larger depositors from a timing perspective. They move large chunks of money in and out. It’s operating cash for them if they keep it in short-term interest-bearing accounts, and it was really more of a timing issue. They’ve been long-term clients.

Jeff Rulis:
Scott, you mentioned the competition on the loan growth or the loan side is pretty intense, I guess, maybe matching that with the sustained guidance of 10 percent largely going to come in the second half of the year. I guess, what gives on that competition that makes you confident that net growth is going to pick up here?

Scott Goodman:
Well, I think, competition is really from a couple perspectives. One, it was really intense in St. Louis around the JCB portfolio. As you can image, anytime you do an acquisition you’ve got competition with a magnifying glass on all of the JCB competitors. So I think we weathered a lot of that storm. We have circled around to all of those clients, in many cases more than once. So I think we feel good about weathering that competitive storm.

I think more globally we’re still seeing long-term fixed rates, particularly from local and small banks on the CRE side. As I said, we backed away from what I’ll call some real estate transactions with long-term, seven and ten-year fixed rates and we really used that time to

Kemasson Transcription & Data         6         blano@kemasson.com 302.521.7954

rebuild the pipeline with existing clients that are doing some new things. EVL portfolio had an extremely strong first quarter, so really a second quarter rebuilding the pipeline there. I think we would expect a typical seasonal strong second half for both EVL and life insurance, as well.

Jeff Rulis:
Got it. Then maybe one last housekeeping item for maybe Keene. Did something change in the tangible book value calculation quarter to quarter? I couldn’t quite get to the 18.01. Is there anything artificially in that?

Keene Turner:
We had some - we’ll grab that answer I think just off the top of my head. We had a little bit of finalization for goodwill moves a little bit. Hopefully, we don’t have any other slippage there, but we did finalize the purchase accounting in the second quarter and there were a couple of adjustments to goodwill and CDI. So those may be driving it. But we’ll take a look through it for you, Jeff, and we’ll swing back with you on that. [Management note: Tangible book value per common share was determined to be $17.89, slightly lower than what was reported in the Press Release]

Jeff Rulis:	Great, thank you.

Operator:	Thank you. We’ll take our next question from Andrew Liesch with Sandler O’Neill.

Andrew Liesch:	Hey, guys. Good afternoon. A question on the margin, 3.98 reported. Just curious if you know, offhand, how much of that is just accretion from JCB?

Keene Turner:	Yeah, so, Andrew the way we’re thinking about - so JCB’s in core and reported.

Andrew Liesch:	Right.

Keene Turner:
The way we’re thinking about at least purchase accounting impact, I mentioned that $50 million is yielding 7.5%. So if you assume that that’s maybe a 3 percent premium to what you know a market rate loan yield would be - our portfolio loan yield like 4.63, something like that. That’s about $1.5 million a year, so that’s 3 basis points and then you had the catch up that I talked about from the last quarter when we finalized the purchase accounting that’s another two BPS.

So if you’re looking at 13 basis points in margin expansion sequentially, you’ve got basically 8, what I would call, core and then you’ve got JCB contributing essentially 5 basis points on top of that, but that 3 basis points we expect to be repeatable. If the duration of that is more, that 50 million is longer than just one quarter and that will keep pushing out for the next six, seven, eight quarters.

Andrew Liesch:
Okay. Then just on the expense guidance, just like maybe it’s closer to $28 million this quarter than as the cost saves come in, declines a little bit for the fourth quarter, but then with some of this spending that you plan on doing the investing maybe doesn’t get quite down to $25 million. Is that how you guys are looking at it?

Keene Turner:	Yeah, I would say, it doesn’t quite get down to 26, so we’re at 28 minus two, so 26 have gotten to be the floor and then a little bit of reinvestment from there. So you’re at let’s call it mid 26’s.

Andrew Liesch:	Okay. Then one last quick question on credit just how the classifieds were up. Anything worth highlighting in there anything of note that might be giving you any concern?

Scott Goodman:
The addition to classified is nothing abnormal, several C&I credits, I think overall classifieds to total loans are down. I feel like the trends pretty good if you look at the wash through of the large charge-off, non-performers are down, OREOs down, delinquencies 5 basis points. So I think, overall, we feel pretty good about credit metrics in general.

Kemasson Transcription & Data         7         blano@kemasson.com 302.521.7954

Andrew Liesch:	Okay, thanks. I’ll step back.

Operator:	That’s star 1 if you have a question. We’ll take a question from Michael Perito with KBW.

Michael Perito:
Good afternoon, guys. Thanks for the time. Maybe a quick clarification question on the loan growth. Are you guys saying that you still expect the - because I thought I might have heard it both ways. Are you saying you still expect kind of the full-year organic growth rate to be about 10 percent? Or are you saying that you expect to achieve that level just quarterly plus or minus in the back half of the year?

Keene Turner:
Yeah, I think, what we’re saying is our guidance was off of the December 31, 2016 portfolio loan balances. So we still expect that when you look at those underlying balance of $3.1 billion that you’re essentially at 10 percent growth by the end of 2017.

Michael Perito:
Okay, that makes sense. Thanks. Then just on the noninterest income go forward, any color you can provide as we think about the growth rate there maybe near-term with some opportunities I would think maybe to add some stuff on the JCB side and just maybe obviously still stuff on the legacy side that’s growing. Just any thoughts there, Keene, on what you guys are expecting?

Keene Turner:
I would say that when I look at the legacy growth underlying, I don’t know that we’ve quite got our hands around what we think is the opportunity yet from JCB. But when you look at the legacy Enterprise you’ve had wealth management now, 100,000 of fee income growth on a - sequentially each quarter, card services is putting in another 100,000, swaps are probably going to be a little bit unstable, but they’ve been a nice contributor over the last couple of quarters, another 100,000. So you’ve Enterprise legacy expand by about $0.5 million linked quarter because we overcame some of the seasonal declines in CDE and tax credit brokerage.

So even if you’re able to get somewhere between 300,000 and 500,000 and repeat those efforts and card and wealth are among maybe those five businesses and have three out of the five of those hit, I think we’d be looking for a strong year there and I think that’s what our plan would essentially call for. Then we’ll add in some of the seasonal strength as we start selling tax credits here late in the third quarter and early fourth and into 2018. So we’re pretty optimistic. At that point, I think we’ll have a little bit more of a sense for what the opportunity with the JCB clients is.

Michael Perito:
Okay. Then maybe just a couple credit questions. Just in terms of the reserve, I mean, just on a dollar basis, I guess, Keene, do you expect the reserve to build from these levels from - going forward now. Secondly, can you just maybe - I know you mentioned it briefly - but can you just remind us as far as you can some of the specifics about that one C&I credit in the quarter that you guys charged off.

Keene Turner:
The quick roll forward of the allowance was $39.1 million. We had a $3.6 million provision and then the $6 million of charge-offs so you’re down at $36.7 million. Then with that charge-off it drove an additional about $2 million into the migration, and we had essentially factored that into the substantial build and what we consider to be the qualitative portion of the reserve because that came in a portfolio that has performed extremely well, but it experienced growth.

So I think it speaks to how we’ve attempted to prudently provide over the last, let’s call it, 2.5 or 3 years despite extremely strong credit performance.

Kemasson Transcription & Data         8         blano@kemasson.com 302.521.7954

When you look at the $6 million of charge-offs year-to-date and you look at other period of gross charge-offs, it’s in line. We just haven’t had the recoveries. Essentially, we’re running out of recoveries from a credit perspective.
So I would say that going forward, I don’t know that there’s going to be necessarily any reaction to just kind of knee-jerk and put additional reserves in there. The portfolio is still relatively clean. Our posture is still always to try to reserve what we think is prudent, and I think it shows that with the credit it’s got, its size and being able to deal with it, it was already mostly on the balance sheet despite sequential quarters of bad news. So it was a $9-ish million credit.
We had about 50 percent reserve at the end of the first quarter. We charged-off $5.6 million on that and we’re still sitting with a $0.5 million reserve. So you’ve got it written down about $3.5 million at this point. So if it got any worse, it’s not going to impact a quarter again but, at the same time, I think we expected it’s a credit that will work out over the longer term, but we couldn’t sit here and just have it be grossed up and reserved for a longer duration work out.

Michael Perito:	What was the type of credit in terms of the industry? Or can you give us any details like that?

Scott Goodman:
I can maybe give a little more. It is a credit that I talked about in the past. It’s a C&I credit. It’s a digital marketing space. It’s handled out of our EVL group just due to the cash flow nature, but it actually originated through the acquisition of one of our C&I clients, whose owner then became the CEO of the combined entity, which was why we opted to stay in the credit.

The new ownership made some major changes in strategy and talent that did not work out and subsequently, large clients left, talent left and it turned down pretty quick.
The pipeline is rebuilding. They’ve got new leadership. EBITDA trends are positive, but just given the uncertain timeline and wide range of valuation, I think in this industry, we opted to take our lumps now.
Believe me, it’s not the type of loss on the single credits that we are accustomed to, and we’ve done a lot of soul-searching on this one. I would point out a couple of things. One is the participation in a large EVL deal which we are not seeking out, and we are not doing. Again, it was a legacy client of ours, which we opted to stay in. Two, it did not - even though it was EVL in nature - it did not originate through our EVL channel.
So it’s not typical of the other types of credits that we have in our EVL niche right now. But certainly, lessons learned.

Michael Perito:	Helpful. Thanks for all the color guys. I appreciate it.

Operator:	Thank you. We’ll next go to Peyton Green with Piper Jaffray. Mr. Green?

Peyton Green:
Yes. Good afternoon. Thank you for taking my questions. I was wondering, Keene, if you could talk about, or Jim, if you could talk a little bit about the competitive pressure in achieving 10 percent organic loan growth less the acquired loans. So what will that take in terms of new yields on loans at the margin for you over the second half of the year? Are you in a position to get the volume that you want at the level that you want?

Jim Lally:
So certainly we’ve looked at the near-term pipeline and we feel comfortable that the volume and the pricing is commensurate to what we’re used to. Scott did mention that we did have some special pricing that we’ve utilized in some areas and some key areas to help out in that regard, but nothing that’s going to dash margin long-term.

Kemasson Transcription & Data         9         blano@kemasson.com 302.521.7954

Keene Turner:
I would just say, Peyton, that’s part of the reason why we’ve had such extensive growth in net interest income because of the margin expansion, but it’s the reason why we’re maybe a little bit more conservative in terms of what the expansion’s going to be going forward. We can look at certain categories in loans, new additions, help the pricing, help the portfolio loan yields and then there’s others where it’s more competitive and it’s probably in the areas that you think when we study it.

So a little bit of our expectation has that growth built in and also the fact that we’re going to need develop some additional funding for those loans, moving forward. But we still feel good about where we’re positioned, and it’s gotten - Jim talked about the pipelines are strong and our expectations have that essentially included when we think about the margin outlook on a core basis.

Scott Goodman:	I’ll just add one last thing, it’s across all geographies and specialties, as well, that we’re seeing some nice growth opportunities.

Peyton Green:	Okay. Then maybe just as a follow up in thinking about, really pushing about $250 million in loan growth over the back half of the year. How lumpy would you expect it to be based on your pipeline?

Scott Goodman:
Well, I think, you’re going to see the typical seasonality on EVL and life insurance, which is going to be weighted probably more towards Q4 than Q3. I think the regional stuff is just harder to say. The visibility is there but the timing of closings is sometimes a moving target. So I’d say the regional stuff is more equally weighted and the specialty niche is probably more towards the back half.

Peyton Green:	Okay. Then you mentioned a prominent hire in Kansas City, maybe your outlook for the opportunity in Kansas City at the margin.

Scott Goodman:
He was the C&I leader for a larger bank team up there. I think we’re seeing certainly some disruption from a couple of the acquisitions that were announced over the last year or so and some client opportunities there. We’re also seeing opportunities from the three new talent additions that we’ve added this year from their prior portfolios at larger institutions. We feel like some of the longtime local players up there who are expanding westward are maybe taking their eye off the ball, the local market a little bit, and we’re taking advantage of that, as well.

Peyton Green:	Okay, great. Thank you very much for taking my questions.

Operator:	Thank you. Again, that’s star 1 if you have a question. We’ll take a question from Brian Martin with FIG Partners.

Brian Martin:
Hey, guys. Is there any increase this quarter in payoffs in the loans? I guess, is there anything unusual that contributed at all? I know it sounded like there were payoffs in there. So I just don’t know if you’d characterize them as higher or lower than they have been in past quarters?

Scott Goodman:
Yeah, I would say it’s just more typical. There were payoffs. Mostly I would say the larger payoffs were real estate related due to sales in a secondary market. Some that we lost to competition that are using a long term fixed rate product. But I wouldn’t say that was the major reason for level loan balances. It was just more of the origination activity and the teams, primarily in St. Louis, being focused on retention of the JCB portfolios.

Brian Martin:
Okay, that’s helpful. Then, Keene, your comment, maybe I didn’t hear it correctly on the core margin. What is the starting core margin? I guess, what was it for the quarter? Was there some adjustment you made? I thought I heard something, but maybe I missed?

Kemasson Transcription & Data         10         blano@kemasson.com 302.521.7954

Keene Turner:
No, you didn’t mishear. It wasn’t overly dissected. The core margin was 3.76. I mean, you know, the non-recurring item, I’d drive that to 3.75 or 3.74. So we generally feel good about 3.75, 3.76 being stable with potential upside going forward, depending on where new loans come on and how much deposit gathering we’re able to do.

Brian Martin:
Got you. What have you seen on the way funding cost pressures? Have you seen an uptick in that, I guess, just given your outlook for a little bit stronger growth in the second half? I guess it sounds like that’s baked in, but what type of trends are you seeing on people asking for better rates these days? Has it increased? Has it been about stable?

Keene Turner:
Yeah, certainly, there’s been more activity around it. We’ve certainly gotten more prescriptive and sensitive to it, particularly with our expectations for growth. That being said, you see our ability to manage it within a couple of basis points over a shorter-term period. I think it’s more about attracting the new business, and when we start to see growth, those rates are going to have to be higher and those will blend into the existing base.

So really depends on where it is and the advantage we have is we got at least two physical markets here in Kansas City where we have the opportunity to look at pricing and move where there is the lowest cost and opportunity there and we manage it closely. But certainly, there’s a lot more dialogue around it, but we don’t see the individual or the banks in the market with the big buying power moving just yet. So we feel at least comfortable that there’s several more quarters for us to be able to continue to gather at potentially existing rates.

Brian Martin:	Okay, thanks. It sounds like the guys in St. Louis are back to playing offense, if you will, versus defense what they were last quarter. Is that fair as you go into the third quarter?

Jim Lally:	That’s well said, Brian.

Brian Martin:
Yeah, okay. All right, and then maybe just on the fees, Keene, I guess, you have a full quarter with the guys from JCB. I mean, is there anything unusual in the fee side? I think you called out a couple of items on the expense side, but just on the fee side and that other item, if you will, was there anything - is that a pretty clean number to think about going forward? Or does that get adjusted for anything?

Keene Turner:
To my knowledge everything is pretty clean. I don’t even think it has any material other real estate gains in there. So it’s about as clean as it gets. You’ve got $1.5 million of JCB on top of legacy Enterprise, which is growing slightly as indicated. So, I think, it’s a pretty decent run rate, moving forward.

Brian Martin:	Okay. The tax credits being light this quarter doesn’t, I guess, kind of change the normal trajectory of what we see in the back half or, I guess, particularly fourth quarter?

Keene Turner:	No, I think, you can look to history there to see what you might expect us to get over time.

Brian Martin:	Okay. I think, that’s all I have. Thanks for taking the questions guys.

Operator:	Thank you. That concludes today’s question and answer session. At this time, we will turn the conference back to Jim Lally for closing remarks.

Jim Lally:	Thank you and thank you, everybody, for joining us today and your interest in our company. We look forward to speaking with you all again at our third quarter call. So have a great evening. Thank you.

Operator:	That concludes today’s conference and thank you for your participation.
(End of call, 42:56)

Kemasson Transcription & Data         11         blano@kemasson.com 302.521.7954